Exhibit 4.3
SERIES I WARRANT

THE SECURITIES REPRESENTED BY THIS CERTIFICATE (OR INSTRUMENT) HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. SUCH SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE, OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT OR PURSUANT TO AN EXEMPTION UNDER SAID ACT.

Libbey Inc.
Warrant for the Purchase of Common Stock

No. 1	Warrant to Purchase 3,466,856 Shares of Common Stock
                    FOR VALUE RECEIVED, Libbey Inc. (the “Company”), a Delaware corporation, hereby certifies that MERRILL LYNCH PCG, INC., or each of its registered assignees or transferees (any such Person, a “Holder”) is entitled, subject to the provisions of this Warrant, to purchase from the Company, at any time or from time to time during the Exercise Period (as hereinafter defined), an aggregate of 3,466,856 fully paid and nonassessable Warrant Shares (as hereinafter defined) at a purchase price per Warrant Share equal to the Exercise Price (as hereinafter defined). The aggregate number of Warrant Shares to be received upon the exercise of this Warrant is subject to adjustment from time to time as hereinafter set forth.

                    Section 1. Definitions. Terms defined in the Debt Exchange Agreement dated as of October 28, 2009 between the Company, Libbey Glass Inc. and the Holder (the “Debt Exchange Agreement”), unless otherwise defined herein are used herein as therein defined. The following additional terms, as used herein, have the following respective meanings:
                    “Additional Shares” means Common Stock other than Warrant Shares.
                    “Affiliate” of any Person means any other Person which directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlling,” “controlled by” and “under common control with”) as used with respect to any Person means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
                    “Appraiser” has the meaning set forth in Section 7(d)(iii).
                    “Business Day” means any day, except a Saturday, Sunday or legal holiday on which banking institutions in The City of New York are authorized or obligated by law or executive order to close.
                    “Cap” has the meaning set forth in Section 2(b).
                    “Common Stock” means the common stock of the Company, par value $0.01 per share and any shares into which such Common Stock may thereafter be converted or changed.
                    “Credit Agreement” means the Credit Agreement, dated as of June 16, 2006, among Libbey Glass Inc. and Libbey Europe B.V., the Company, the other loan parties thereto, the lenders party thereto, JPMorgan Chase Bank, N.A. as administrative agent, LaSalle Bank Midwest National Association, Wells Fargo Foothill, LLC and Fifth Third Bank.
                    “Current Market Price” means for Common Stock the current market price of such Common Stock as determined in accordance with Section 7(c).
                    “Debt Exchange Agreement” has the meaning set forth in the introductory paragraph of Section 1.
                    “Exercise Period” means the period from and including the date hereof to and including 5:00 p.m. (New York City time) on October 28, 2019 (or if such day is not a Business Day, the next succeeding Business Day).
                    “Exercise Price” means, with respect to any Warrant Share, an amount equal to $0.01 per share for such Warrant Share.

                    “Floating Rate Notes” has the meaning set forth in Section 2(b).
                    “Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, incorporated organization, association, corporation, institution, public benefit corporation, entity or government (whether federal, state, county, city, municipal or otherwise, including, without limitation, any instrumentality, division, agency, body or department thereof).
                    “Volume Weighted Average Price” with respect to any share Common Stock on any Business Day shall mean the volume weighted average price on the OTC Bulletin Board (or the principal securities exchange upon which the Common Stock is then traded), from 9:30 a.m. to 4:00 p.m. (New York City time) on that Business Day as displayed by Bloomberg.
                    “Warrant Shares” means the Common Stock of the Company deliverable upon exercise of this Warrant, as adjusted from time to time.
                    Section 2. Exercise of Warrant. (a) Subject to the terms set forth in clause (b) below, this Warrant may be exercised in whole or in part, at any time or from time to time, during the Exercise Period, by presentation and surrender hereof to the Company at its principal office at the address set forth on the signature page hereof (or at such other address as the Company may hereafter notify the Holders in writing), with the Purchase Form annexed hereto duly executed and accompanied by proper payment of that portion of the Exercise Price represented by the number of Warrant Shares specified in such form being exercised. Such payment may be made, at the option of the Holders, either (i) by cash, check payable to the order of the Company or wire transfer in an amount equal to the product of (x) the Exercise Price times (y) the number of Warrant Shares as to which this Warrant is being exercised or (ii) by electing to receive from the Company the number of Warrant Shares equal to (x) the number of Warrant Shares as to which this Warrant is being exercised minus (y) the number of Warrant Shares having a value, based on the Current Market Price on the trading day immediately prior to the date of such exercise, equal to the product of (aa) the Exercise Price times (bb) the number of Warrant Shares as to which this Warrant is being exercised. If this Warrant should be exercised in part only, the Company shall, upon surrender of this Warrant, execute and deliver a new Warrant evidencing the rights of the Holder to purchase the balance of the Warrant Shares purchasable hereunder plus, pursuant to Section 4 below, any cash in lieu of fractional shares upon cashless exercise. Upon receipt by the Company of this Warrant and such Purchase Form, together with the applicable portion of the Exercise Price, at such office, in proper form for exercise, the Holder shall be deemed to be the holder of record of the Warrant Shares, notwithstanding that the share register of the Company shall then be closed or that certificates representing such Warrant Shares shall not then be actually delivered to the Holder. If this Warrant and such Purchase Form are delivered, together with the applicable portion of the Exercise Price, prior to 10:00 a.m., New York City time, the Company will take reasonable best efforts to register such corresponding Warrant Shares in the name of the Holder and deliver (in book-entry form) such corresponding Warrant Shares not later than 9:00 a.m., New York City time, on the following Business Day. The Company shall pay any and all documentary, stamp or similar issue taxes payable in respect of the issue of the Warrant Shares provided that the Company shall not be required to pay any taxes payable in respect of the issue or delivery of any Warrant Shares in a name other than that of the registered Holder of the Warrant at the time of exercise.
                         (b) Notwithstanding anything to the contrary contained herein, this Warrant may not be exercised to the extent such exercise would result in the Holder becoming a “beneficial owner” (as such term is used in Rules 13d-3 and 13d-5 under the Exchange Act) of more than 9.5% of the shares of Common Stock outstanding after giving effect to such exercise, taking into account all other securities beneficially owned by the Holder, on the date of such measurement (i) unless the Holder delivers a notice to the Company electing to increase such percentage above 9.5% and more than 65 days have elapsed from the date of such notice, or (ii) unless and only for so long as the Common Stock is not registered or required to be registered under Section 12 of the Exchange Act. The Company shall not repurchase or redeem any shares of Common Stock, or take any similar action, if the effect thereof would cause the Holder to beneficially own over 9.5% of the shares of Common Stock outstanding after giving effect to such exercise. Notwithstanding anything above, in no event shall the Holder, together with its Affiliates (whose ownership of Common Stock would be aggregated with the Holder for determinations of beneficial ownership pursuant to this paragraph), shall not become a beneficial owner of more than 29.5% of the outstanding Common Stock (the “Cap”) (beneficial ownership shall have the meaning set forth in Rules 13d-3 and 13d-5 under the Exchange Act, except that it shall include shares of Common Stock that the Holder or such Affiliates have the right to acquire, whether such right is exercisable immediately or only after the passage of time). The Cap shall not apply if bankruptcy or liquidation proceedings have commenced by or on behalf of the Company. The Cap shall be automatically increased to such higher percentage of Common Stock as may be permitted in the future without triggering change in control covenants in any credit agreement, indenture or management agreement of Parent and/or the Company. By way of example, if the change in control trigger in the Credit Agreement and all of the Company’s management agreements were increased to 33%, the Cap would be increased to 32.5%. In addition, the Cap shall not apply in the event that a change in control or similar event, not caused by actions of the Holder or its Affiliates, occurs and results in repurchase obligations, defaults or acceleration with respect to all credit agreements, indentures or other indebtedness containing such a provision of Parent and/or the Company that contain such change in control covenants that are not otherwise waived (and without regard to consequences under management agreements). For the avoidance of doubt, the parties intend the Cap to prohibit Holder’s purchases of Common Stock from triggering change in control covenants with respect to Parent and the Company’s indebtedness and management agreements unless such covenants are already triggered and not waived as a result of Common Stock purchases by other parties.
                    Section 3. Due Authorization; Reservation of Shares. (a) The Company represents and warrants that this Warrant has been duly authorized, executed and delivered by the Company and is a valid and binding agreement of the Company and entitles the Holder hereof or its assignees to purchase Warrant Shares upon payment to the Company of the Exercise Price applicable to such shares. The Company hereby agrees that at all times there shall be reserved for issuance and delivery by the Company, upon exercise of this Warrant, shares of Common Stock of the Company from time to time issuable or deliverable upon exercise of this Warrant. All such shares have been duly authorized and, if newly-issued, when issued upon such exercise, shall be validly issued, fully paid and nonassessable, free and clear of all liens, security interests, charges and other encumbrances or restrictions on sale and free and clear of all preemptive rights.
                    (b) The Company represents and warrants that the execution and delivery by it of this Warrant does not require any action by or in respect of, or filing with, any federal, New York or Delaware governmental body, agency or official and does not contravene or constitute a default under or violation of (i) any provision of federal, New York or Delaware law or regulation, (ii) the charter or by-laws of the Company or any of its subsidiaries, (iii) any agreement to which the Company or any of its subsidiaries is a party or (iv) any judgment, injunction, order, decree or other instrument binding upon the Company or any of its subsidiaries, except in the case of clauses (i), (iii) and (iv) any defaults or violations that individually or in the aggregate would not have a material adverse effect on the business of the Company and its subsidiaries taken as a whole or the consummation of the transactions contemplated hereby.
                    Section 4. Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant. With respect to any fraction of a share called for upon any exercise hereof (including a cashless exercise), the Company shall pay to the Holder an amount in cash equal to such fraction multiplied by the Current Market Price of one share of Common Stock.
                    Section 5. Exchange, Transfer and Assignment. This Warrant is exchangeable, at any time and from time to time, without expense, at the option of the Holder, upon presentation and surrender hereof to the Company for other Warrants of different denominations, entitling the Holder or Holders thereof to purchase in the aggregate the same number of Warrant Shares. Subject to Section 10 hereof, the Holder of this Warrant shall be entitled to assign or transfer its interest in this Warrant (including the associated registration rights) in whole or in part to any person or persons. Upon surrender of this Warrant to the Company, with the Assignment Form annexed hereto duly executed and funds sufficient to pay any transfer tax, the Company shall, without charge, execute and deliver a new Warrant or Warrants in the name in such instrument of assignment or transfer and, if the Holder’s entire interest is not being assigned or transferred, in the name of the Holder, and this Warrant shall promptly be cancelled. This Warrant may be divided or combined with other Warrants that carry the same rights upon presentation hereof at the office of the Company, together with a written notice specifying the names and denominations in which new Warrants are to be issued and signed by the Holder hereof. The term “Warrant” as used herein includes any Warrants into which this Warrant may be divided or for which it may be exchanged.
                    Section 6. Rights of the Holder. The Holder shall not, by virtue hereof, be entitled to any rights of a shareholder of the Company prior to the exercise of the Warrant, or after the exercise of the Warrant with respect to any unexercised Warrant Shares, either at law or equity, and the rights of the Holder are limited to those expressed in this Warrant.
                    Section 7. Anti-Dilution Provisions. The number of Warrant Shares which may be purchased upon the exercise hereof shall be subject to change or adjustment from time to time as follows:
                         (a) Stock Dividends, Splits, Combinations, Subdivision, Consolidation Reclassifications, etc. If the Company at any time (i) shall declare a dividend or make a distribution on its Common Stock payable in shares in its share capital (whether shares of Common Stock or of shares of any other class), (ii) shall subdivide shares of its Common Stock into a greater number of shares, (iii) shall combine or have combined or effect a consolidation of its outstanding Common Stock into a smaller number of shares or (iv) shall issue by reclassification of its Common Stock (including any such reclassification in connection with a consolidation or merger in which the Company is the continuing company), other securities of the Company, the number of shares the Holder shall be entitled to purchase upon exercise of the Warrant shall be adjusted to include the aggregate number and kind of shares of capital stock of the Company which, if the Warrant had been exercised immediately prior to such event, such Holder would have owned upon such exercise and been entitled to receive by virtue of such dividend, distribution, subdivision, combination, consolidation or reclassification. Such adjustment shall be made successively whenever any event listed above shall occur.
                         (b) Distribution of Evidences of Indebtedness or Assets. If the Company at any time shall fix a record date for the making of a distribution or dividend to all holders of its Common Stock (including any such distribution to be made in connection with a consolidation or merger in which the Company is to be the continuing company) of evidences of its indebtedness or assets (excluding dividends paid in or distributions of Company share capital for which the number of Warrant Shares purchasable hereunder shall have been adjusted pursuant to subsection (a) of this Section 7 or regular cash dividends or distributions payable out of earnings or surplus and made in the ordinary course of business) the number of Warrant Shares purchasable hereunder after such record date shall be determined by multiplying the number of Warrant Shares purchasable hereunder immediately prior to such record date by a fraction, of which the denominator shall be the Current Market Price per share of Common Stock on such record date, less the fair market value (as determined in the good faith, reasonable judgment of the Board of Directors of the Company) of the portion of the assets or evidences of indebtedness to be distributed in respect of one share of Common Stock, and the numerator shall be such Current Market Price per share of Common Stock. Such adjustment shall become effective immediately after such record date. Such adjustment shall be made whenever such a record date is fixed; and in the event that such distribution is not so made, the number of Warrant Shares purchasable hereunder shall again be adjusted to be the number that was in effect immediately prior to such record date.
                         (c) Determination of Market Price. For the purpose of any computation under Section 4 or subsection (b) of this Section 7, the Current Market Price per share of Common Stock on any record date shall be the average of the current market value, determined as set forth below, of Common Stock for the 20 consecutive Business Days prior to the date in question.
                    (i) If the Common Stock is listed on a U.S. national securities exchange or admitted to unlisted trading privileges on such an exchange, including if the Common Stock is traded on the OTC Bulletin Board, the current market value shall be the Volume Weighted Average Price of Common Stock (appropriately adjusted to take into account the occurrence during such period of stock splits and similar events); or
                    (ii) If the Common Stock is not so listed or admitted to unlisted trading privileges, the current market value shall be the mean of the last bid and asked prices reported on such Business Day (x) by the National Association of Securities Dealers Automatic Quotation System or (y) if reports are unavailable under clause (x) above by the National Quotation Bureau Incorporated; or
                    (iii) If the Common Stock is not so listed or admitted to unlisted trading privileges and bid and asked prices are not so reported, the current market value shall be such value as agreed upon by the Company and the Holder or, if the Company and the Holder cannot otherwise agree, the current market value shall be determined by an independent nationally recognized investment banking firm experienced in valuing businesses (an “Appraiser”) jointly chosen by the Holder and the Company or, if the Holder and the Company cannot agree on the selection of an Appraiser within 10 Business Days, then each of the Company and the Holder shall choose an Appraiser within 10 Business Days of the end of such first 10-day period, and the current market value shall be the value agreed upon by such Appraisers or, if the two Appraisers cannot so agree, the value of a third Appraiser, which third Appraiser shall be chosen by the two Appraisers. All expenses of the Appraiser(s) shall be paid by the Company.

                         (d) Shares Other Than Common Stock. In the event that at any time, as a result of an adjustment made pursuant to subsection (a) of this Section 7, the Holder shall become entitled to receive any shares in the share capital of the Company other than Common Stock, thereafter the number of such other shares so receivable upon exercise of this Warrant shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Stock contained in this Section 7, and the provisions of this Warrant with respect to the Common Stock shall apply on like terms to any such other shares.
                         (e) Notice of Certain Actions. In the event that at any time:
          (A) the Company shall authorize the distribution to all holders of its Common Stock of evidences of its indebtedness or assets (other than dividends paid in or distributions of the Company, share capital for which the number of Warrant Shares purchasable hereunder shall have been adjusted pursuant to subsection (a) of this Section 7 or regular cash dividends or distributions payable out of earnings or surplus and made in the ordinary course of business); or
          (B) the Company shall authorize any capital reorganization or reclassification of the Common Stock (other than a subdivision, consolidation or combination of the outstanding Common Stock and other than a change in par value of the Common Stock) or of any consolidation, amalgamation or merger to which the Company is a party, or of the conveyance or transfer of the properties and assets of the Company substantially as an entirety; or
          (C) there shall be a voluntary or involuntary dissolution, liquidation or winding-up of the Company; or
          (D) the Company or any subsidiary shall commence a tender offer for all or a portion of the outstanding shares of Common Stock (or shall amend any such tender offer to change the maximum number of shares being sought or the amount or type of consideration being offered therefor); or
          (E) the Company shall propose to take any other action that would require an adjustment of the number of Warrant Shares purchasable hereunder pursuant to this Section 7;

then the Company shall or shall cause to be mailed by certified mail to the Holder, at least 15 days prior to the applicable record or effective date hereinafter specified, a notice describing such issuance, distribution, reorganization, reclassification, consolidation, merger, conveyance, transfer, dissolution, liquidation, winding-up or other action and stating (i) the date as of which it is expected that the holders of Common Stock of record entitled to receive any such issuances or distributions are to be determined or (ii) the date on which any such consolidation, amalgamation, merger, conveyance, transfer, dissolution, liquidation or winding-up is expected to become effective and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange or convert their shares of Common Stock for securities or other property, if any, deliverable upon such reorganization, reclassification, consolidation, merger, amalgamation, conveyance, transfer, dissolution, liquidation or winding-up.
                         (f) Deferral in Certain Circumstances. In any case in which the provisions of this Section 7 shall require that an adjustment shall become effective immediately after a record date of an event, the Company may defer until the occurrence of such event (i) issuing to the holder of any Warrant exercised after such record date and before the occurrence of such event the Warrant Shares and other shares of capital stock issuable upon such exercise by reason of the adjustment required by such event and issuing to such holder only the shares of capital stock issuable upon such exercise before giving effect to such adjustments, and (ii) paying to such holder any amount of cash in lieu of fractional shares of capital stock pursuant to Section 4 above; provided, however, that the Company shall deliver to such holder an appropriate instrument or due bills evidencing such holder’s right to receive such Additional Shares and such cash or other property.
                         (g) Other Anti-Dilution Provisions. If the Company has issued or issues any securities containing provisions protecting the holder or holders thereof against dilution in any manner more favorable to such holder or holders thereof than those set forth in this Section 7, such provisions (or any more favorable portion thereof) shall be deemed to be incorporated herein as if fully set forth in this Warrant and, to the extent inconsistent with any provision of this Warrant, shall be deemed to be substituted therefor.
                         (h) Common Stock Defined. Whenever reference is made in this Section 7 to the issue of shares of Common Stock, the term “Common Stock” shall include any equity securities of any class of the Company hereinafter authorized which shall not be limited to a fixed or determinable amount in respect of the right of the holders thereof to participate in dividends or distributions of assets upon the voluntary or involuntary liquidation, dissolution or winding up of the Company. However, subject to the provisions of Section 9 hereof, shares issuable upon exercise hereof shall include only Warrant Shares as of the date hereof or shares of any class or classes resulting from any reclassification or reclassifications thereof or as a result of any corporate reorganization as provided for in Section 9 hereof.

                         (i) No Exercise Price Below Par Value. Before taking any action which would cause an adjustment pursuant this Section 7 that would result in the Exercise Price falling below the then par value (if any) of the Warrant Shares, the Company will take any commercially reasonable corporate action which may, in the opinion of its counsel (which may be counsel employed by the Company), be necessary in order that the Company may validly and legally issue fully paid and nonassessable Warrant Shares at the Exercise Price as so adjusted. Following any adjustment to the Exercise Price pursuant to this Section 7, the amount payable, when adjusted and together with any consideration allocated to the issuance of the Warrants, shall never be less than the par value per Warrant Share at the time of such adjustment. Such adjustment shall be made successively whenever any event listed above shall occur. In the event that the foregoing requires an adjustment to the Exercise Price and an adjustment to the number of Warrant Shares is not required hereby, the Company will make an adjustment to the number of Warrant Shares issuable upon exercise of the Warrant so that the Holder is treated equitably and does not lose any of the economic benefit of this Warrant.
                    Section 8. Officers’ Certificate. Whenever the number of Warrant Shares purchasable hereunder shall be adjusted as required by the provisions of Section 7, the Company shall forthwith file in the custody of its Secretary or an Assistant Secretary at its principal office an officers’ certificate showing the adjusted number of Warrant Shares purchasable hereunder determined as herein provided, setting forth in reasonable detail the facts requiring such adjustment and the manner of computing such adjustment. Each such officers’ certificate shall be signed by the chairman, president or chief financial officer of the Company and by the secretary or any assistant secretary of the Company. Each such officers’ certificate shall be made available at all reasonable times for inspection by the Holder or any holder of a Warrant executed and delivered pursuant to Section 5 hereof and the Company shall, forthwith after each such adjustment, mail a copy, by certified mail, of such certificate to the Holder or any such holder.
                    Section 9. Reclassification, Reorganization, Consolidation or Merger. In case of any Reorganization Transaction (as hereinafter defined), this Warrant shall become immediately exercisable for the kind and amount of shares and other securities and property receivable upon such Reorganization Transaction which the Holder of this Warrant would have owned immediately after the Reorganization Transaction if such Holder had exercised this Warrant immediately prior to such Reorganization Transaction and the calculation of the aggregate amount of such shares and other securities and property shall be made without giving effect to any limitation on exercise of the Warrant set forth herein (including without limitation in Section 2(b)). The foregoing provisions of this Section 9 shall similarly apply to successive Reorganization Transactions. For purposes of this Section 9, “Reorganization Transaction” shall mean (excluding any transaction covered by Section 7) any reclassification or capital reorganization of the Company (other than a subdivision or combination of the outstanding Common Stock or a change in the par value of the Common Stock) or any consolidation, amalgamation or merger of the Company with or into another corporation (other than a merger with a subsidiary in which merger the Company is the continuing company and that does not result in any reclassification, capital reorganization or other change of outstanding shares of Common Stock in connection with such merger, consolidation or amalgamation of the class issuable upon exercise of this Warrant) or any sale, lease, transfer or conveyance to another corporation of all or substantially all of the assets of the Company.
                    Section 10. Transfer Restrictions. The Holder by its acceptance hereof, represents and warrants that it is acquiring the Warrants and any Warrant Shares for its own account and not with a present intent to sell or distribute the Warrants or any Warrant Shares in violation of the United States and state securities laws. Neither this Warrant nor any of the Warrant Shares, nor any interest in either, may be sold, assigned, pledged, hypothecated, encumbered or in any other manner transferred or disposed of, in whole or in part, except in compliance with applicable United States federal and state securities laws.
                    Section 11. No Impairment; Regulatory Compliance and Cooperation. The Company shall not by any action, including, without limitation, amending its charter documents or through any reorganization, reclassification, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other similar voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate to protect the rights of the Holder against impairment.
                    Section 12. Listing on Securities Exchanges. The Company shall use all reasonable efforts to list on each national securities exchange or other trading venue (including the OTC Bulletin Board) on which any Common Stock may at any time be listed or traded, subject to official notice of issuance upon the exercise of this Warrant, and shall use its best efforts to maintain such listing, so long as any other shares of its Common Stock shall be so listed or traded, all shares of Common Stock from time to time issuable upon the exercise of this Warrant; and the Company shall use its best efforts to so list on each national securities exchange or other trading venue, and shall use best efforts to maintain such listing of, any other shares of capital stock of the Company issuable upon the exercise of this Warrant if and so long as any shares of capital stock of the same class shall be listed on such national securities exchange or other trading venue by the Company. Any such listing shall be at the Company’s expense.
                    Section 13. Exclusive Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may only be brought in any federal or state court located in the County and State of New York, and each of the parties hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party at its principal office shall be deemed effective service of process on such party.
                    Section 14. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
                    Section 15. Loss or Mutilation. Upon receipt by the Company from any Holder of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of this Warrant and an indemnity reasonably satisfactory to it (it being understood that the written indemnification agreement of or affidavit of loss of the Holder or any of its affiliates shall be a sufficient indemnity) and, in case of mutilation, upon surrender and cancellation hereof, the Company will execute and deliver in lieu hereof a new Warrant of like tenor to such Holder; provided, however, that, in the case of mutilation, no indemnity shall be required if this Warrant in identifiable form is surrendered to the Company for cancellation.
                    Section 16. Designated Office. As long as any of the Warrants remain outstanding, the Company shall maintain an office or agency, which shall initially be the principal executive offices of the Company at 300 Madison Avenue, Toledo, Ohio 43604 (the “Designated Office”), where the Warrants may be presented for exercise, registration of transfer, division or combination as provided in this Warrant. The Company may from time to time change the Designated Office to another office of the Company or its agent within the United States by notice given to all registered Holders at least 10 Business Days prior to the effective date of such change.
                    Section 17. Availability of Information. (a) The Company shall comply with the reporting requirements of Sections 13 and 15(d) of the Exchange Act to the extent it is required to do so under the Exchange Act. The Company shall also cooperate with each Holder of any Warrants and holder of any Warrant Shares in supplying such information as may be reasonably necessary for such holder to complete and file any information reporting forms currently or hereafter required by the Securities and Exchange Commission as a condition to the availability of an exemption from the Securities Act for the sale of any Warrants or Warrant Shares. The provisions of this Section 15 shall survive termination of this Warrant, whether upon exercise of this Warrant in full or otherwise.

                         (b) If at any time the Company is not subject to the requirements of Section 13 or 15(d) of the Exchange Act, Company will promptly furnish at its expense, upon request, for the benefit of Holders from time to time of Warrants and holders from time to time of Warrant Shares, to Holders of Warrants, holders of Warrant Shares and prospective purchasers of Warrants and Warrant Shares information satisfying the requirements of subsection (d)(4)(i) of Rule 144A under the Securities Act.
                    Section 18. Expenses. The Company shall prepare, issue and deliver at its own expense any new Warrant or Warrants required to be issued hereunder.
                    Section 19. Successors and Assigns. This Warrant and the rights evidenced hereby shall inure to the benefit of and be binding upon the successors of the Company and the permitted successors and assigns of the Holder hereof. The provisions of this Warrant are intended to be for the benefit of any Holder from time to time of this Warrant and to the extent applicable, any Holder of shares of Warrant Stock issued upon the exercise hereof (including transferees), and shall be enforceable by any such Holder. The term “Holder” as used in this Warrant shall, where appropriate to assign such rights to such permitted successors and assigns, be deemed to refer to the transferee holder of such Warrant.
                    Section 20. Amendment. This Warrant and all other Warrants may be modified or amended or the provisions hereof waived with the written consent of the Company and the Holder thereof.
                    Section 21. Severability. Wherever possible, each provision of this Warrant shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Warrant shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Warrant.
                    Section 22. Headings. The headings used in this Warrant are for the convenience of reference only and shall not, for any purpose, be deemed a part of this Warrant.
                    Section 23. Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

                    Section 24. Governing Law. This Warrant and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the laws of the State of New York without regard to principles of conflicts of laws.

                    IN WITNESS WHEREOF, the Company has duly caused this Warrant to be executed by and attested by their duly authorized officers and to be dated as of October 28, 2009.

Libbey Inc.
By:	/s/ Gregory T. Geswein
Name:	Gregory T. Geswein
Title:	VP, Chief Financial Officer

Address: 300 Madison Avenue
Toledo, Ohio 43604
Attention: Chief Financial Officer
Facsimile No.: 419-325-2585

PURCHASE FORM—CASH EXERCISE
Dated                                                             ,
     The undersigned hereby irrevocably elects to exercise the within Warrant to the extent of purchasing                                          shares of Common Stock and hereby makes payment of                                           in payment of the exercise price thereof.
INSTRUCTIONS FOR REGISTRATION OF STOCK

Name:

(please typewrite or print in block letters)

Address:

Signature:

PURCHASE FORM—CASHLESS EXERCISE
To Be Executed by the Holder in Order to Exercise Warrants
The undersigned Holder irrevocably elects (i) to exercise                      Warrants represented by this warrant certificate, and (ii) to surrender                      Warrants represented by this warrant certificate (with a “Value” of $                                         based on a “Current Market Price” of $                                        ) to purchase the shares of Common Stock issuable upon the exercise of the Warrants exercised hereby, and requests that certificates for such shares shall be issued in the name of:

Name:

Address:

Social Security or Tax Identification Number:

and be delivered to:

Name:

Address:

and, if such number of Warrants exercised and surrendered shall not be all the Warrants evidenced by this warrant certificate, that a new warrant certificate for the balance of such Warrants be registered in the name of, and delivered to, the Holder at the address stated below:

Signature:	Date:

Address:

Social Security or Tax Identification Number:

ASSIGNMENT FORM
     FOR VALUE RECEIVED,                                          hereby sells, assigns and transfers unto:

Name:

(please typewrite or print in block letters)

Address:

its right to purchase                      shares of Common Stock represented by this Warrant and does hereby irrevocably constitute and appoint                      Attorney, to transfer the same on the books of the Company, with full power of substitution in the premises.

Signature:

Dated                                         ,

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